                                                                  EXECUTION COPY

                          PRODUCT ACQUISITION AGREEMENT
                   SOLAGE(R) (MEQUINOL 2% AND TRETINOIN 0.01%)

                                 BY AND BETWEEN

                          MORELAND ENTERPRISES LIMITED

                                       AND

                           BARRIER THERAPEUTICS, INC.

                             DATED FEBRUARY 5, 2005

                                TABLE OF CONTENTS

                                                                                PAGE
ARTICLE 1          DEFINITIONS...............................................     1

ARTICLE 2          SALE OF ASSETS, LICENSES AND CLOSING......................     9

         2.1   Sale of Assets................................................     9

         2.2   Licenses......................................................    10

         2.3   Assumed Liabilities...........................................    11

         2.4   Purchase Price................................................    11

         2.5   Inventory Transfer............................................    11

         2.6   Contingent Purchase Price.....................................    12

         2.7   Earn-Out Payments.............................................    12

         2.8   Closing.......................................................    12

ARTICLE 3          REGULATORY MATTERS........................................    13

         3.1   Transfer of Title to the Product Registrations................    13

ARTICLE 4          REPRESENTATIONS AND WARRANTIES............................    13

         4.1   Representations and Warranties of Seller......................    13

         4.2   Representations and Warranties of Purchaser...................    18

         4.3   Survival of Representations/Warranties........................    19

         4.4   Brokers.......................................................    19

ARTICLE 5          COVENANTS.................................................    19

         5.1   Post-Closing Orders and Payments..............................    19

         5.2   Chargebacks...................................................    20

         5.3   Medicare, Medicaid and State Rebates..........................    20

         5.4   Returns Due to Product Expiration and Other Returns...........    20

         5.5   Net Sales and Earn-Out Obligations............................    20

         5.6   Audit.........................................................    21

         5.7   Right of First Refusal........................................    21

         5.8   Restrictions on Sale of Products..............................    21

         5.9   No Obligation to Supply.......................................    22

         5.10  Set-Off.......................................................    22

         5.11  Patent Prosecution and Maintenance............................    22

ARTICLE 6          INDEMNIFICATION...........................................    22

                                TABLE OF CONTENTS
                                   (continued)

                                                                               PAGE
         6.1   Indemnification by Seller.....................................   22

         6.2   Indemnification by Purchaser..................................   23

         6.3   Limitation of Liability.......................................   23

         6.4   Procedures for Indemnification for Third Party Claims.........   23

         6.5   Losses That Are Not Third Party Claims........................   25

         6.6   Termination of Indemnification Obligations....................   25

ARTICLE 7          GENERAL PROVISIONS........................................   25

         7.1   Payment of Transaction Expenses...............................   25

         7.2   Taxes.........................................................   25

         7.3   Notices.......................................................   26

         7.4   Entire Agreement..............................................   27

         7.5   Confidentiality; Public Disclosures...........................   27

         7.6   Modifications and Amendments..................................   28

         7.7   Assignment....................................................   28

         7.8   Headings, Interpretation......................................   28

         7.9   Independent Parties...........................................   28

         7.10  Governing Law.................................................   28

         7.11  Jurisdiction; Waiver of Jury Trial............................   28

         7.12  Waiver........................................................   28

         7.13  Severability..................................................   29

         7.14  Counterparts; Facsimile Signatures............................   29

         7.15  No Third Party Beneficiaries..................................   29

         7.16  Further Assurances............................................   29

         7.17  Certain Conventions...........................................   29

         7.18  No Strict Construction........................................   29

         7.19  Bulk Sales Laws...............................................   29

         7.20  Currency......................................................   29

Schedules

                          PRODUCT ACQUISITION AGREEMENT

      THIS PRODUCT ACQUISITION AGREEMENT (this "Agreement") is entered into as of February 5, 2005, by and between Moreland Enterprises Limited, a company constituted and existing under the laws of British Virgin Islands, as holding company of G.P. Pharm S.A., a company constituted and operating under the law of Spain ("Seller"), and Barrier Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware ("Purchaser").

                                    RECITALS

      WHEREAS, Seller owns the pharmaceutical product known as Solage(R) (Mequinol 2% and Tretinoin 0.01%);

      WHEREAS, Seller is engaged in the business of marketing, selling, developing and distributing the Product (as defined below) in the Territory (as defined below); and

      WHEREAS, Seller desires to sell, transfer, convey and license to Purchaser, and Purchaser desires to purchase, acquire, assume and license from Seller and its Affiliates, certain rights in the Territory in and to the Product, including the acquisition or license of certain assets and the assumption of certain liabilities, relating to such Product, all on the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      In addition to the terms defined above and elsewhere in this Agreement, when used in this Agreement, the following capitalized terms have the meanings set forth in this Article 1.

      1.1 "Act" means, as applicable, the United States Federal Food, Drug and Cosmetic Act and the Food and Drugs Act (Canada), each as in effect on the date hereof and as amended from time to time hereafter, and any successor or superseding act or statute thereof.

      1.2 "Affiliate" means a Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with, the Person specified. For the purposes of this definition, control shall mean the direct or indirect ownership of (a) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors, (b) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity, or (c) in the case of a non-United States Person, such lesser percentage thereof as may be the maximum percentage allowed to be owned by a Person who is foreign for purposes of the jurisdiction of incorporation or formation of such non-United States Person under the applicable Laws of the jurisdiction of such non-United States Person of the equity having the power to vote in the election of directors or to direct the management and policies of such non-United States Person. Notwithstanding anything to the contrary herein, G.P. Pharm S.A., a spanish entity, shall be deemed an Affiliate of Seller for all purposes under this Agreement.

      1.3 "Agreement" means this Agreement and all exhibits and schedules attached hereto.

      1.4 "API" means the active pharmaceutical ingredients Mequinol (4-hydroxyanisole, the monomethyl ether of hydroquinone or 1 hydroxy-4-methoxy benzene) and Tretinoin ((all-E)-3,7-dimethyl-9- (2,6,6-trimethyl-1 -cyclohexen-1-yl) -2,4,6,8- nonatetraenoic acid).

      1.5 "Assigned Patents" means those United States and Canadian Patents owned by, or in the possession of or otherwise available to, Seller or its Affiliates and used or held for use in connection with the Products in the Territory (including each such Patent in connection with the Product in the Territory assigned or otherwise transferred to Seller pursuant to the Galderma Purchase Agreement), each of which is listed on Schedule 1.5 attached hereto, and any and all patent applications, additions, reissues, renewals, registrations, divisions, continuations, continuations-in-part, continued prosecution applications, substitutions, extensions and reexaminations thereof.

      1.6 "Books and Records" means copies of all books and records owned by, or in the possession of or otherwise available to, Seller or its Affiliates related to the Products in the Territory or the Purchased Assets, including all such books and records assigned or otherwise transferred to Seller pursuant to the Galderma Purchase Agreement.

      1.7 "Business Day" means any day except a Saturday, Sunday or a day on which a commercial bank in New York, New York is authorized to close.

      1.8 "Canadian Solage (R) Product" means the pharmaceutical product containing the API in a solution base of ethyl alcohol (77.8% v/v), polyethylene glycol 400, butylated hydroxytoluene, ascorbic acid, citric acid, ascorbyl palmitate, edetate disodium and purified water having a DIN# 02243257.

      1.9 "Control" or "Controlled" means, with respect to any Intellectual Property or other intangible property, the possession (whether by license or ownership, or by control over an Affiliate having possession by license or ownership) by a Party of the ability to grant to the other Party access and/or a license or sublicense as provided herein.

      1.10 "Distribution Agreement" means that certain agreement to be entered into on the Closing Date by and between Purchaser and Galderma.

      1.11 "Earn-Out Term" shall mean the period commencing on January 1, 2006 and ending on the earlier of (i) December 31, 2010 and (ii) the date the sum of any Contingent Purchase Price paid by Purchaser hereunder plus all Earn-Out Payments paid (or accrued) by Purchaser hereunder equals Two Million Dollars ($2,000,000).

      1.12 "FDA" means the United States Food and Drug Administration, and any successor agency thereto.

      1.13 "FDA or Foreign Equivalent" means, as applicable, the FDA and Health Canada, and any successor agency thereto.

      1.14 "Finished Goods" means Product manufactured and packaged in accordance with all applicable Laws, Product Registrations and Product Specifications and ready for sale in the Territory to the ultimate customer.

      1.15 "Galderma" means Galderma S.A., an entity organized under the laws of Switzerland.

      1.16 "Galderma Purchase Agreement' means that certain Asset Purchase Agreement dated as of December 14, 2004 by and between Galderma and Seller.

      1.17 "Governmental Authority" means any federal, regional, state, provincial, local or other government, any national, regional, state, provincial, local or other court of competent jurisdiction, legislature, governmental, administrative or regulatory agency, department, body, bureau, council or commission or any other national, regional, state, provincial, local or other governmental authority or instrumentality, including the FDA or Foreign Equivalent.

      1.18 "IND or Foreign Equivalent" means (a) a United States Investigational New Drug Application (as defined in the Act and the regulations promulgated thereunder) that is required to be filed with the FDA under the Act and the regulations promulgated thereunder before initiating clinical trials of a pharmaceutical drug or product in the United States, (b) any Canadian equivalent/counterpart of a United States Investigational New Drug Application, including an Investigational New Drug Submission made pursuant to Division 8 of the Act and the regulations promulgated thereunder and (c) any successor applications thereof and any supplements, amendments or additions thereto.

      1.19 "Intellectual Property" means all (a) Patents; (b) mask works and copyrights in works of authorship of any type, including computer software and industrial designs, registrations and applications for registration thereof; (c) trademarks (both registered and common law) and trademark registrations, applications and renewals and domain names and all goodwill associated therewith; (d) trade secrets, know-how, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, works of authorship, compounds and biological materials and other confidential or proprietary technical, business and other information, and all rights in any jurisdiction to limit the use or disclosure thereof; and (e) rights to sue and recover damages or obtain injunctive relief for past and future infringement, dilution, misappropriation, violation or breach thereof.

      1.20 "Inventory" or "Inventories" mean all inventories of Finished Goods of Seller and its Affiliates as of the Closing Date, whether then in the possession of Seller or Galderma or an Affiliate thereof or in the possession of, or in transit to, any distribution center of Seller, Galderma or an Affiliate thereof as of such date (including any such inventory of Finished Goods made available to Seller pursuant to the Galderma Purchase Agreement).

      1.21 "Law" means any applicable declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule, guidance or other binding restriction of or by any Governmental Authority, as amended from time to time.

      1.22 "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Laws, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking, or otherwise.

      1.23 "Licensed Intellectual Property" means, collectively, the Seller Intellectual Property and the Manufacturing Technology.

      1.24 "Liens" means any liens, hypothecations, mortgages, charges, security interests, pledges, defects of title and other similar encumbrances, in each case whether absolute, contingent, accrued or otherwise.

      1.25 "Losses" means any and all Liabilities, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, amounts paid in settlement, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, however, that the term "Losses" shall not include any special, consequential, indirect, punitive, provisional or similar damages, except to the extent actually paid by a Party pursuant to any Third Party Claim.

      1.26 "Manufacturing Technology" means the technology, processes, techniques, specifications, inventions, assays, quality control and testing procedures, trade secrets, know-how and other proprietary information (including all such technology, processes, techniques, specifications, inventions, assays, quality control and testing procedures, trade secrets, know-how and other proprietary information assigned, licensed or otherwise transferred to Seller pursuant to the Galderma Purchase Agreement) for or in connection with the manufacture, formulation, packaging, release testing, validation, stability and shelf life of the Products, including the Products' formulation, in each case which is Controlled by Seller or its Affiliates; provided, however, that Manufacturing Technology shall not include any plant, real property, equipment or employees and shall not include any Purchased Intellectual Property.

      1.27 "Net Sales" means the aggregate gross amounts, calculated in United States Dollars, invoiced by or on behalf of Purchaser or its Affiliates or sublicensees on account of sales of the Products (for which Purchaser has obtained rights hereunder) to Third Parties in the Territory (including Third Party distributors and wholesalers), less the following relating to such sales:

            (a) trade, quantity and/or early pay cash actually allowed and taken that are not already reflected in the amount invoiced;

            (b) excise, sales, and other consumption taxes (including VAT on the sale of such Products) and custom duties to the extent included in the invoice price;

            (c) amounts repaid or credited by reason of defects, recalls, returns and rebates (including rebates to Governmental Authorities);

            (d) compulsory payments and rebates related to the sale of such Products, accrued, paid, or deducted, pursuant to agreements (including managed care agreements) or governmental regulations;

            (e) amounts repaid or credited by reason of chargebacks, retroactive price reductions, refunds or billing errors or administrative fees paid to group purchasing organizations; and

            (f) amounts paid on warranty claims related to a Product.

      Use of Products for promotional or sampling purposes and for use in pre-clinical or clinical trials shall not be considered in determining Net Sales of such Products. In the case of any sale of a Product between or among Purchaser and its Affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the first arm's length sale thereafter to a Third Party.

      1.28 "NDA" means a United States New Drug Application (as defined in the Act and the regulations promulgated thereunder) pursuant to Section 505 of the Act (21 U.S.C. Section 355) and the regulations promulgated thereunder submitted to the FDA for approval to market a pharmaceutical drug or product in the United States, including, where applicable, applications for pricing and reimbursement approval and any successor applications thereof and any supplements, amendments or additions thereto.

      1.29 "NDA or Foreign Equivalent" means (a) an NDA, (b) any Canadian equivalent/counterpart of NDA, including a New Drug Submission (an "NDS") made pursuant to Division 8 of the Act and (c) any successor applications thereof and any supplements, amendments or additions thereto.

      1.30 "Party" means Seller, on the one hand, and Purchaser, on the other hand, as the case may be, and "Parties" shall mean Seller and Purchaser collectively.

      1.31 "Patents" means all patents, patent applications, additions, reissues, renewals, registrations, divisions, continuations, continuations-in-part, continued prosecution applications, substitutions, extensions and reexaminations thereof.

      1.32 "Person" means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

      1.33 "Phase III-B Clinical Trials" means product support clinical trials of a Product (i.e., a clinical trial which is not required for receipt of initial Regulatory Approval but which may be useful in providing additional drug profile data or in seeking a label expansion) commenced before receipt of Regulatory Approval for the indication for which such trial is being conducted.

      1.34 "Phase IV Clinical Trials" means product support clinical trials of a Product commenced after receipt of Regulatory Approval in the indication for which such trial is being conducted.

      1.35 "Product Clinical Data" means all technical, scientific, chemical, biological, pharmacological and toxicological data (including all such data in support of the Product Registrations such as Phase III-B Clinical Trial data and Phase IV Clinical Trial data) generated in connection with the Product and any other data derived from past clinical studies related to the Product in the Territory, in each case which is owned by, or in the possession of or otherwise available to, Seller or its Affiliates (including all such data assigned or otherwise transferred to Seller pursuant to the Galderma Purchase Agreement).

      1.36 "Product Domain Names" means the domain names and applications therefore in connection with the Product in the Territory and which are listed on Schedule 1.36 (including those domain names assigned or otherwise transferred to Seller pursuant to the Galderma Purchase Agreement).

      1.37 "Product Marketing Materials" means all marketing, advertising and promotional materials of Seller or its Affiliates (including those marketing, advertising and promotional materials assigned or otherwise transferred to Seller pursuant to the Galderma Purchase Agreement) that are used, or held for use, solely in connection with the Products in the Territory and that are in existence as of the Closing Date, including, all advertising and display materials, product data, price lists, sales materials, marketing information, marketing plans, sales, training and education materials, promotional materials, scientific and commercial publications, market research, artwork for the production of packaging components, television masters and other materials.

      1.38 "Product Material Adverse Effect" means any adverse event, change, circumstance or effect that is, either individually or in the aggregate with all other adverse events, changes, circumstances and effects, materially adverse to the Purchased Assets or the Licenses, other than any event, change, circumstance or effect relating (a) to the economy of the United States or Canada in general,
(b) in general to the industries in which the Products are sold and not specifically relating to the Products or (c) changes, circumstances and effects relating to the announcement of the transactions contemplated by this Agreement.

      1.39 "Product Registrations" means those Regulatory Approvals relating to the Products in the Territory owned by Seller or its Affiliates (including such Regulatory Approvals assigned or otherwise transferred to Seller pursuant to the Galderma Purchase Agreement), each of which is listed on Schedule 1.39.

      1.40 "Product Regulatory Documentation" means paper or electronic copies (provided, however, that paper copies or originals shall be provided to the extent required by applicable Law) of all regulatory documentation and files pertaining to the Products in the Territory, including all data in support of the Product Registrations, all drug safety reports with respect to the Product in the Territory, all correspondence with Governmental Authorities related to the Product in the Territory and all similar regulatory information assigned or otherwise transferred to Seller pursuant to the Galderma Purchase Agreement, in each case which is owned by, or otherwise in the possession or control of, Seller or its Affiliates, each of which is set forth on Schedule 1.40 attached hereto.

      1.41 "Product Specifications" means all applicable manufacturing specifications required in the manufacture of the Products for sale in the Territory in compliance with all applicable Regulatory Approvals.

      1.42 "Product Trademarks" means, collectively, (i) all United States and Canadian trademarks, trade names, logos and common law trademarks owned by, or otherwise in the possession or control of, Seller or its Affiliates (including such trademarks, trade names, logos and common law trademarks assigned or otherwise transferred to Seller pursuant to the Galderma Purchase Agreement) related to the Product, each of which is listed on Schedule 1.42 and all common law rights, registrations, applications and renewals for any of the foregoing and (ii) all Product Domain Names, in each case of (i) and (ii), together with the goodwill associated therewith.

      1.43 "Products" means and collectively refers to all dosage forms, strengths, presentations and package sizes of any pharmaceutical product, whether branded or generic, containing the API for any indication, including the Canadian Solage (R) Product and the United States Solage (R) Product; and "Product" shall mean any of the foregoing individually as the context may require.

      1.44 "Purchase Price" means collectively, the Initial Purchase Price, the Contingent Purchase Price and the Earn-Out Payments.

      1.45 "Purchased Intellectual Property" means collectively (a) the Assigned Patents, (b) the Product Trademarks, (c) the Product Clinical Data, and (d) solely and exclusively for the Territory, any and all other Intellectual Property related to the Purchased Assets.

      1.46 "Regulatory Approval" means the technical, medical, scientific and other applicable licenses, registrations, authorizations, approvals and other requirements (including approvals of INDs or Foreign Equivalents or NDAs or Foreign Equivalents, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any Governmental Authority necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of the Products solely and exclusively for the Territory.

      1.47 "Seller Intellectual Property" shall mean any Intellectual Property Controlled by Seller and/or its Affiliates, in each case related to the Product; provided, however, that the Seller Intellectual Property shall exclude the Purchased Intellectual Property and the Manufacturing Technology.

      1.48 "Supply Agreement" shall mean that certain Toll Manufacturing Agreement dated as of December 30, 2001 between Bristol Myers Squibb and Galderma S.A., as amended, which Supply Agreement has been assigned to Seller and pursuant to which the Products are manufactured for Seller and its Affiliates for sale or use the Territory.

      1.49 "Taxes" (and with correlative meaning, "Tax," "Taxes," and "Taxable") shall mean all taxes of any kind imposed by a federal, state, provincial, local or foreign Governmental Authority, including those on, or measured by or referred to as, income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, excise, stamp, premium, property, transfer (including transfer of goodwill) or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

      1.50 "Territory" means the United States and Canada and each of their respective territories, possessions and protectorates.

      1.51 "Third Party" means any Person who is not a Party to this Agreement (or an Affiliate thereof).

      1.52 "Transaction Documents" means this Agreement, the General Assignment and Assumption, each Assignment of Patents, the Assignment of Domain Names, the Assignment of Trademarks, the Supply Agreement Assignment and Assumption of Contract and all other instruments, agreements, certificates or other documents executed or delivered in connection with the consummation of the transactions contemplated by this Agreement.

      1.53 "United States Solage (R) Product" means the pharmaceutical product containing the API in a solution base of ethyl alcohol (77.8% v/v), polyethylene glycol 400, butylated hydroxytoluene, ascorbic acid, citric acid, ascorbyl palmitate, edetate disodium and purified water having a NDA# 20-922.

      1.54 Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition                                                    Section
----------                                                    -------
Agreement                                                     Preamble
Assignment of Trademarks                                      2.8(c)(ii)
Assignment of Patents                                         2.8(c)(iii)
Assumed Liabilities                                           2.3(a)
Closing                                                       2.8(a)
Closing Date                                                  2.8(a)
Competitor Product                                            5.8
Confidential Information                                      7.5(a)
Contingent Purchase Price                                     2.6
Earn-Out Payment                                              2.7
Earn-Out Report                                               5.5(a)
Final Terms                                                   5.7
Financial Information                                         4.1(d)
General Assignment and Assumption                             2.8(c)(i)

Indemnitee                                                    6.4(a)
Indemnitor                                                    6.4(a)
Initial Purchase Price                                        2.4
Licenses                                                      2.2(a)
NDS                                                           1.29
Non-Compete Period                                            5.8
Proceeding                                                    4.1(f)
Product Registration Transfer Date                            3.1
Proposed Transaction                                          5.7
Purchased Assets                                              2.1(a)
Purchaser                                                     Preamble
Purchaser Disclosure Schedule                                 4.2
Retained Liabilities                                          2.3(b)
Returns                                                       5.4
SEC                                                           7.5(b)(i)
Seller                                                        Preamble
Seller Disclosure Schedule                                    4.1
Supply Agreement Assignment and Assumption of Contract        2.8(c)(iv)
Third Party Claim                                             6.4(a)

                                    ARTICLE 2

                      SALE OF ASSETS, LICENSES AND CLOSING

      2.1 Sale of Assets.

            (a) On the Closing Date, and subject to the terms and conditions of this Agreement, Seller will, and will cause its Affiliates or Galderma to, sell, assign, convey, transfer and deliver to Purchaser, and Purchaser will purchase and accept from Seller and its Affiliates or Galderma all right, title and interest of Seller and its Affiliates in, to and under all of Seller's (and its Affiliates') assets related to the Product in the Territory (collectively, the "Purchased Assets"), including the following assets, in each case free and clear of any and all Liens whatsoever:

                  (i) the Purchased Intellectual Property and all benefits, claims and rights accruing to Seller and its Affiliates relating thereto, together with (x) true and complete copies of all files relating to the filing, prosecution, issuance, maintenance, correspondence, enforcement and defense of the Product Trademarks and Assigned Patents and (y) hard or electronic copies of all Product Clinical Data and all rights in and to the Product Clinical Data;

                  (ii) the Product Registrations;

                  (iii) hard or electronic copies of the Product Regulatory Documentation and all rights in and to the Product Regulatory Documentation;

                  (iv) all rights in, to and under the Supply Agreement;

                  (v) all Product Marketing Materials and all rights in and to the Product Marketing Materials;

                  (vi) all Inventories;

                  (vii) all rights in, to and under the unfulfilled portions of customer orders relating to the purchase and sale of Finished Goods in the Territory as of the Closing Date, together with all prepayments or deposits paid by such customers to Seller or its Affiliates with respect to the unfulfilled portions of such customer orders;

                  (viii) a list of all current customers and suppliers for the Products in the United States and Canada;

                  (ix) the Books and Records;

                  (x) all copyrights in and to the Product Marketing Materials; and

                  (xi) all goodwill relating to the foregoing.

            (b) Notwithstanding Section 2.1(a) above, (i) the transfer of the Product Registrations shall occur in accordance with the provisions of Article 3 and the transfer of the Inventory shall occur in accordance with the provisions of Section 2.5 and (ii) the delivery of the Purchased Assets described in clauses (a)(iii), (v) and (ix) of Section 2.1(a) shall occur as promptly as reasonably practicable following the Closing, but in any event no later than one
(1) month after the Closing Date.

            (c) The Parties agree and acknowledge that the Purchased Assets shall not include the Licensed Intellectual Property or any plant, real property, equipment, accounts receivable for the sale of the Products made prior to the Closing Date, cash, employees or any refund or credit of Taxes attributable to any period of time prior to the Closing Date.

      2.2 Licenses.

            (a) Effective as of the Closing Date, subject to the terms and conditions of this Agreement, Seller hereby grants, and agrees to cause its Affiliates to grant, to Purchaser the following licenses (the "Licenses"):

                  (i) an exclusive (even as to Seller and its Affiliates), irrevocable, perpetual, fully-paid, royalty-free, sublicensable, transferable, right and license under the Manufacturing Technology to (1) manufacture the Products within or outside the Territory for use, distribution, marketing, sale, offer for sale, development, importation, commercialization and promotion in the Territory and (2) use, distribute, market, sell, offer for sale, develop, import, commercialize and promote the Products in the Territory; and

                  (ii) an exclusive (even as to Seller and its Affiliates), irrevocable, perpetual, fully-paid, royalty free, sublicensable, transferable right and license to reference, file with the FDA or Foreign Equivalent and otherwise use the Seller Intellectual Property, if any, solely for the purposes of (1) obtaining Regulatory Approval for the Products for sale in the Territory,
(2) maintaining Regulatory Approvals for the Products for sale in the Territory,
(3) making product labeling changes for Products for sale in the Territory and
(4) conducting such studies and clinical trials within or outside the Territory as may be necessary or useful for Purchaser and its Affiliates to obtain and maintain Regulatory Approvals for the Product in the Territory or otherwise research and develop, within and outside the Territory, the Products for sale in the Territory.

            (b) Without the prior written consent of Purchaser, Seller (and its Affiliates) shall not conduct any new studies or clinical trials in the Territory relating to the Products (or any other pharmaceutical product, whether branded or generic, containing the API as an active pharmaceutical ingredient). Upon obtaining such consent, Seller (and its Affiliates) shall have a royalty-free license in the Purchased Assets necessary to conduct any such clinical trials.

            (c) Seller hereby agrees that any future licenses, sublicenses, sales or other similar disposition of the Licensed Intellectual Property permitted pursuant to this Agreement and granted by Seller or its Affiliates to a Third Party will be expressly subject to the licenses granted to Purchaser hereunder.

      2.3 Assumed Liabilities.

            (a) As of the Closing Date, Purchaser shall assume, be responsible for and pay, perform and discharge when due the following, which would, but for this Agreement, be the responsibility of Seller (or its Affiliates) (collectively, the "Assumed Liabilities"):

                  (i) any Liability arising from the sale of the Products in the Territory by or on behalf of Purchaser arising out of acts, omissions or events first occurring on or after the Closing Date, except to the extend such Liability arises from acts or omissions taken by, or failed to be taken by, Seller or its Affiliates or Galderma (including under the Distribution Agreement). Notwithstanding the foregoing, Purchaser shall not assume (or be deemed to have assumed), and Seller shall be responsible for, any such Liabilities arising out of or relating to Products sold prior to the Closing; and

                  (ii) any Liability first arising on or after the Closing Date under the Supply Agreement, except as otherwise limited by the General Assignment and Assumption; provided, however, that Purchaser shall not assume or be deemed to have assumed any Liabilities relating to pre-Closing obligations under, or pre-Closing breaches or defaults of, any Assigned Contract.

            (b) Except for the Assumed Liabilities, Purchaser will not assume, nor will it become responsible for, nor will it be deemed to have assumed or become responsible for, any Liability or obligation of Seller or its Affiliates (each, a "Retained Liability" and collectively, the "Retained Liabilities"). Retained liabilities includes Returns pursuant to Section 5.4.

      2.4 Purchase Price. Subject to the terms and conditions set forth herein, in consideration for the sale, transfer, assignment, conveyance, license and delivery of the Purchased Assets and the Licenses, at Closing Purchaser will pay to Seller, by wire transfer of immediately available funds to a bank account designated by Seller, a cash payment of Three Million ($3,000,000) (the "Initial Purchase Price")

      2.5 Inventory Transfer. In addition to the Purchase Price under Section
2.4 above, Buyer shall pay Seller or one of its designated affiliates for the Inventory. The Inventory will be transferred to Purchaser or its designees in accordance with the terms of the Distribution Agreement. The actual value of the Inventory will be settled within 10 days of Closing Date at a cost of USD 6.50 per unit of United States Solage(R) Product and USD 6.75 per unit of Canadian Solage(R) Product.

      2.6 Contingent Purchase Price. In addition to the Initial Purchase Price, Purchaser shall pay Seller a one-time cash payment in an amount equal to the Contingent Purchase Price by wire transfer of immediately available funds, which payment shall be made by Purchaser on or prior to March 1, 2006. As used herein, the term "Contingent Purchase Price" shall mean (i) One Million Dollars ($1,000,000) in the event that the Net Sales of the Product for the 2005 calendar year exceeds Two Million Dollars ($2,000,000), (ii) Five Hundred Thousand Dollars ($500,000) in the event that the Net Sales of the Product for the 2005 calendar year are greater than One Million Dollars ($1,000,000) but less than or equal to Two Million Dollars ($2,000,000) and (iii) One Hundred Thousand Dollars ($100,000) in the even that Net Sales of the Product for the 2005 calendar year are less than or equal to One Million Dollars ($1,000,000).

      2.7 Earn-Out Payments. In addition to the Initial Purchase Price and the Contingent Purchase Price, during the Earn-Out Term, Purchaser shall pay a Seller semi-annual cash payment equal to five percent (5%) of aggregate Net Sales of Products in the Territory (each, a "Earn-Out Payment"). Each Earn-Out Payment shall be made by Purchaser by wire transfer of immediately available funds in accordance with the provisions of Section 5.5(a). Notwithstanding anything to the contrary contained herein, Purchaser shall only be obligated to make payments in respect of the Contingent Purchase Price and all Earn-Out Payments in an aggregate amount of up to Two Million Dollars ($2,000,000) (i.e., the obligations of Purchaser hereunder to pay the Contingent Purchase Price and any Earn-Out Payment shall cease after Purchaser has paid Seller an aggregate of $2,000,000 in respect of the Contingent Purchase Price and all Earn-Out Payments).

      2.8 Closing.

            (a) The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Morgan, Lewis & Bockius LLP in Princeton, New Jersey at 10:00 A.M. Eastern Time on the date hereof. The actual date of the Closing is referred to as the "Closing Date." The Closing, and the transfer of the Purchased Assets and the assumption of the Assumed Liabilities, shall be deemed to be effective at 12:01 A.M. on the Closing Date.

            (b) At the Closing, Purchaser will pay the Initial Purchase Price in full in cash without any deductions or offsets by wire transfers of immediately available funds to a bank account or accounts to be designated by Seller prior to Closing.

            (c) At the Closing, Seller will sell, assign, convey and transfer (and cause its Affiliates or Galderma to sell, assign, convey and transfer) to Purchaser (or, if applicable, one or more Affiliates of Purchaser designated thereby) all of Seller's and its Affiliates' right, title and interest in, to and under the Purchased Assets, by executing and delivering to Purchaser, each in a form acceptable to Purchaser:

                  (i) a general assignment, assumption and bill of sale (the "General Assignment and Assumption");

                  (ii) an assignment of Product Trademarks (an "Assignment of Trademarks");

                  (iii) an assignment of the Assigned Patents (an "Assignment of Patents");

                  (iv) an assignment of the Supply Agreement (the "Supply Agreement Assignment and Assumption of Contract"); and

                  (v) an assignment of the Product Domain Names (the "Assignment of Domain Names").

            (d) Purchaser will assume from Seller the due payment, performance and discharge of the Assumed Liabilities by executing and delivering to Seller the General Assignment and Assumption.

                                    ARTICLE 3

                               REGULATORY MATTERS

      3.1 Transfer of Title to the Product Registrations. Seller and Purchaser acknowledge that on the Closing Date legal title to the Product Registrations will remain with Seller or its Affiliates or designees, as the case may be, on a country-by-country basis in the Territory and shall be transferred on a country-by-country basis pursuant to the terms of this Agreement and the Distribution Agreement (the effective date of each such transfer being a "Product Registration Transfer Date"). Notwithstanding the foregoing, to the extent permitted by the applicable Laws of a country in the Territory, beneficial ownership of the Product Registrations with respect to such country shall vest with Purchaser or its designated Affiliates, agents or representatives on the Closing Date and shall remain with Purchaser or its designated Affiliates, agents or representatives until legal ownership thereof vests therein on the applicable Product Registration Transfer Date.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

      4.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser, except as otherwise set forth herein, solely as of the date of this Agreement, subject to such exceptions as are specifically disclosed in the disclosure schedule dated as of the date hereof and supplied by the Seller to Purchaser on or prior to the date hereof (the "Seller Disclosure Schedule") as follows:

            (a) Organization and Standing. Seller is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of British Virgin Islands.

            (b) Power and Authority; Binding Effect. Seller has all requisite power and authority, and has taken all other actions necessary, to execute and deliver and to perform, and to cause its Affiliates to perform, all of the obligations of Seller and its Affiliates under this Agreement and the other Transaction Documents to which such Seller is a party or by which it is bound and to consummate the transactions contemplated herein and therein. Seller has duly and properly taken all actions required by Law, its organizational documents or otherwise to authorize the execution, delivery and performance by it of its obligations under this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation of transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity. The other Transaction Documents to be executed by Seller, when so executed and delivered, will be duly and validly executed and delivered by Seller and will constitute the legal, valid, and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

            (c) No Conflict. The execution, delivery, and performance of this Agreement and the other Transaction Documents by Seller to which Seller is a party or by which Seller is bound, including the granting of the Licenses, and the consummation of the transactions contemplated hereby or thereby (i) is not prohibited by, and will not result in the breach of, or a default under (1) any provisions of Seller's (or its Affiliates') organizational documents, (2) any Law applicable to such Seller or its Affiliates, (3) any contract to which Seller or its Affiliates is a party, or (4) any order, writ, injunction, judgment or decree to which such Seller or its Affiliates is bound or subject, or (ii) will not result in the creation or imposition of any Lien upon any of the Purchased Assets.

            (d) Financial Information. Seller has provided to Purchaser historical sales information (including an itemized break down of gross sales to net sales) relating to the Products in the Territory for the calendar years 2003, 2004 and through January 31, 2005, in each case itemized by country in the Territory (collectively, the "Financial Information"). The Financial Information was derived from, and is consistent with, the books and records of Seller and its Affiliates and was prepared in good faith and fairly presents, in all material respects, such sales information with respect to the Products for the periods shown.

            (e) Ownership of Assets. Seller or its Affiliates has good and valid title in and to all of the Purchased Assets and at the Closing, Purchaser will receive beneficial and legal title to all of the Purchased Assets, free and clear of all Liens, except for Liens for taxes not yet due and payable. The Purchased Assets constitute all of the assets owned by, or otherwise in the possession of, Seller or its Affiliates relating to the Product in the Territory. There are no pending, or, to the knowledge of Seller and its Affiliates, threatened, Liens relating to the Purchased Assets.

            (f) Litigation or Disputes. There is no material claim, action, suit, proceeding, investigation, hearing, arbitration, judgment, decree, injunction, rule or order with any Person, including any Governmental Authority (each, a "Proceeding"), pending or, to the knowledge of Seller and its Affiliates, threatened, with respect to the Purchased Assets, the Products in the Territory or the assets, properties or rights subject to the Licenses, or against any of Seller or its Affiliates relating to the Purchased Assets, the Products in the Territory or the assets, properties or rights subject to the Licenses, or that would otherwise delay or impair the ability of Seller and its Affiliates to consummate the transactions contemplated by this Agreement or the other Transaction Documents or to perform Seller's and its Affiliates' obligations hereunder or thereunder.

            (g) Intellectual Property.

                  (i) Seller owns or has the lawful right and license to use the Licensed Intellectual Property and the Purchased Intellectual Property in the Territory.

                  (ii) The Licensed Intellectual Property, the Purchased Intellectual Property and the Licenses constitute all of the Intellectual Property of Seller and its Affiliates related to the use, manufacture, marketing, distribution, commercialization, research, importation, development and sale of the Products in the Territory.

                  (iii) Neither the Licensed Intellectual Property nor the Purchased Intellectual Property infringes upon, misappropriates, dilutes or otherwise violates any confidential information, proprietary information or intellectual property owned or controlled by any Third Party. None of Seller or its Affiliates has received any written notice of a claim, and neither Seller nor any of its Affiliates has knowledge of any written threatened claim, made by any Third Party of infringement or misappropriation, or contesting the validity, enforceability, use or ownership of the Licensed Intellectual Property, the assets, properties or rights subject to the Licenses Intellectual Property or the Purchased Intellectual Property. The Seller and its

Affiliates have taken all reasonable precautions to protect the secrecy, confidentiality and value of the Licensed Intellectual Property and the Purchased Intellectual Property.

                  (iv) The Assigned Patents have been registered in the jurisdictions set forth on Schedule 1.5 and the Product Trademarks have been registered in the jurisdictions set forth on Schedule 1.42. The Purchased Intellectual Property is freely assignable to Purchaser, in each case, free and clear of any rights or claims of any Person and without the payment of any royalties, license fees or other amounts to any Person. All registration, maintenance and renewal fees due in connection with the Purchased Intellectual Property have been paid in a timely manner at all times during the three (3) year period immediately prior to the date hereof. To the knowledge of Seller and its Affiliates, all other formal legal requirements to maintain in full force the Assigned Patents and the Product Trademarks in the Territory have been complied with. No Assigned Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding and there is no potentially interfering patent or patent application of any Third Party. All Products made, used or sold in the Territory under the Assigned Patents have been marked with the proper patent notice. No Product Trademark has been or is now involved in any opposition, invalidation or cancellation and, to the Seller's knowledge no such action is threatened with respect to any of the Product Trademarks and there is no potentially interfering trademark or trademark application of any Third Party. All Products made, used or sold in the Territory have borne the proper United States or foreign registration notice where required by applicable Law.

                  (v) Neither the Purchased Intellectual Property nor the Licensed Intellectual Property is subject to any contractual obligation (i) restricting Seller's or its Affiliates' use or rights thereof, (ii) entitling Third Parties to use the same in the Territory or (iii) in any way obligating any of Seller or its Affiliates to make royalty or similar payments to others. None of Seller or its Affiliates has granted any license to a Third Party of any kind or similar right relating to the assets, properties or rights subject to the Licenses for use in connection with the Products in the Territory.

                  (vi) All former and current employees and contractors of the Seller and its Affiliates have executed written contracts with the Seller or its Affiliates that assign to Seller or its Affiliates all rights to all Licensed Intellectual Property and Purchased Intellectual Property, including any inventions, (whether or not patentable) improvements, discoveries or information made during or derived from their relationship to Seller or its Affiliates, as applicable.

                  (vii) Seller has, or within twenty (20) days following the Closing shall, transfer to Purchaser full and accurate copies of all existing Product Clinical Data.

            (h) Compliance with Laws.

                  (i) The use, manufacture, marketing, distribution, importation, commercialization, research, development and sale of the Products in the Territory and the operation of the Purchased Assets are, and during the three (3) years immediately prior to the date hereof have been, in compliance in with the Product Registrations, the Product

Specifications and all applicable Laws and regulatory requirements (including FDA good clinical, good laboratory and good manufacturing practice requirements).

                  (ii) (A) during the three (3) year period immediately prior to the date hereof, there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted concerning the Products in the Territory or any product recall, market withdrawal or replacement conducted by or on behalf of any entity or Governmental Authority as a result of any alleged defect in the Products and (B) during the three (3) year period immediately prior to the date hereof, there has been no written correspondence or written notice indicating or alleging that any Governmental Authority has commenced or, to the knowledge of any of Seller or its Affiliates, threatened to initiate, any action to withdraw its approval or request the recall of any Product manufactured, marketed, distributed or sold in the Territory, or commenced or, to the knowledge of Seller and its Affiliates, threatened to commence, any action to enjoin the manufacture, marketing, distribution or sale of a Product in the Territory.

                  (iii) The Product Registrations are in full force and effect and have been in full force and effect at all times during the three (3) year period immediately prior to the date hereof.

                  (iv) Seller has, or within twenty (20) days following the Closing shall, transfer to Purchaser full and accurate copies of all of the following with respect to the Products in the last three (3) years: (A) reports of inspection observations in the Territory from any Governmental Authorities;
(B) establishment inspection reports in the Territory from any Governmental Authorities; (C) warning letters from any Governmental Authority in the Territory (including any 305 notices); and (D) any other material documents or correspondence from any Governmental Authority in the Territory that assert or allege (1) any ongoing material lack of compliance with any applicable Laws, regulatory requirements, the Product Registrations or the Product Specifications or (2) that any of the Product Registrations are not in good standing or that a Product Registration may not be renewed.

                  (v) Seller has, or within twenty (20) days following the Closing shall, transfer to Purchaser complete and accurate listing of all pre-clinical and clinical studies and trials referenced in the IND, NDA or Foreign Equivalent for the Product in the Territory, as amended from time to time, together with the dates and brief descriptions of such studies, previously or currently undertaken in the last three (3) years or otherwise sponsored by
(i) the Seller or its Affiliates, (ii) to the knowledge of the Seller's or its Affiliates, its licensors and their respective affiliates and (iii) by any Third Party investigator with any contact with the Seller and, to the knowledge of the Seller, such Third Party's licensors. The Seller has provided to Purchaser true, complete and accurate copies of all data and reports with respect to such studies and trials, all material pre-clinical and material clinical studies and trials and all other material information regarding the efficacy and safety of the Products in the Territory. All preclinical and clinical trials conducted with respect to the Product have been conducted in full compliance with all applicable Laws (including FDA good clinical practice and good laboratory practice requirements). In no such clinical trial has an Institutional Review Board approval ever been suspended, terminated, put on clinical hold, or voluntarily withdrawn.

                  (vi) Except for the two adverse event related to depigmentation, the Company is not aware of any safety, efficacy, regulatory, legal, or other issues that could effect an existing or potential Regulatory Approval with respect to the Product.

                  (vii) Neither the Seller nor its Affiliates, nor, to the knowledge of the Seller, any officer, employee or agent of the Seller or its Affiliates, has, with respect to the Product in the Territory, made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to the such Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the a Governmental Authority to invoke its policy respecting "Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities", set forth in 56 Fed Reg. 46191 (September 10, 1991) or any similar policy. Neither the Seller nor its Affiliates, nor, to the knowledge of the Seller, any officer, employee or agent of the Seller or any of its Affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar law or authorized by 21 U.S.C. Section 335a(b) or been charged with or convicted under applicable Law for conduct relating to the development or approval, or otherwise relating to the regulation of, the Product in the Territory under applicable Law (including under the Generic Drug Enforcement Act of 1992). Neither the Seller nor any of its Affiliates, or any of their agents or employees, have violated or caused a violation of any federal or state health care fraud and abuse or false claims statute or regulation, including the Medicare/Medicaid Anti-kickback provisions of the Social Security Act, 42 U.S.C. Section 1320a-7b(b), and the relevant regulations in 42 C.F.R. Part 1001 in connection with the Product in the Territory.

            (i) Contracts.

                  (i) None of Seller or its Affiliates is a party to, bound by, or otherwise subject to, any material contract other than the Supply Agreement, relating to the Purchased Assets or the Products manufactured, marketed, distributed or sold in the Territory. Seller has delivered a true, complete and accurate copy of the Supply Agreement except to the extent redacted to remove provisions which relate to products other than the Products, including any written amendments, written alterations or written correspondence that alter any of the terms set forth therein.

                  (ii) (A) none of Seller or its Affiliates is in material breach of, or default under, the Supply Agreement, and to knowledge of Seller and its Affiliates, no event has occurred which, with the passage of time or giving of notice, or both, would constitute such a default, (B) to the knowledge of Seller and its Affiliates, there is no existing material breach or default by any other party to the Supply Agreement, and (C) the Supply Agreement is in effect on the date hereof and constitutes the legal, valid and binding obligations of the parties thereto, enforceable in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

            (j) Inventory. All Inventory (A) was manufactured, packaged, labeled, tested, stored and handled in compliance with all applicable Product Specifications, Regulatory Approvals and all applicable Laws, (B) is unadulterated, not misbranded, merchantable and fit for its intended purpose, and (C) as of the Closing Date, will have not less than fifteen (15) months of remaining shelf-life prior to its expiration.

            (k) Sufficiency of Assets. The Purchased Assets (along with the Licenses granted to Purchaser pursuant to Section 2.2) constitute all of the assets which are necessary for Purchaser to use, manufacture, market, distribute, import, commercialize, research, develop and sell of the Products in the Territory as used, manufactured, marketed, distributed, imported, commercialized, researched, developed and sold during the twelve (12) month period immediately prior to the date hereof, other than: (i) equipment, facilities and other tangible assets related to manufacturing, supply and distribution of the Products; and (ii) inventory sold or disposed of in the ordinary course of business, consistent with past practice.

      4.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller, except as otherwise set forth herein, solely as of the date of this Agreement, subject to such exceptions as are specifically disclosed in the disclosure schedule dated as of the date hereof and supplied by the Seller to Purchaser on or prior to the date hereof (the "Purchaser Disclosure Schedule"), as follows:

            (a) Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) Power and Authority; Binding Effect. Purchaser has all requisite corporate power and authority, and has taken all other actions necessary, to execute and deliver and to perform all of its obligations under this Agreement and the other Transaction Documents to which it is a party or by which it is bound and to consummate the transactions contemplated herein and therein. Purchaser has duly and properly taken all action required by Law, its organizational documents or otherwise to authorize the execution, delivery and performance of its obligations under this Agreement and the other Transaction Documents to be executed and delivered by it and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid, and binding obligations of Purchaser, enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity. The Transaction Documents to be executed and delivered by Purchaser, when so executed and delivered, will be duly and validly executed and delivered and will constitute the legal, valid, and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

            (c) No Conflict. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which Purchaser is a party or by which Purchaser is bound and the consummation of the transactions contemplated hereby or thereby by Purchaser (i) is not prohibited or limited by, and will not result in the breach of, or a default under (1) any provisions of Purchaser's organizational documents, (2) any Law applicable to Purchaser, (3) any Contract to which Purchaser is a party, or (4) any order, writ, injunction, judgment or decree to which Purchaser is bound or subject, or (ii) will not result in the creation or imposition of any Lien upon any of the Purchased Assets.

            (d) Litigation. There is no material Proceeding pending or, to the knowledge of Purchaser, threatened, against Purchaser and, to Purchaser's knowledge, Purchaser is not in violation of or in default with any applicable Law, the result of any of which, either individually or cumulatively, would prevent or materially delay or impair the ability of Purchaser to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which Purchaser is to be a party or by which Purchaser is to be bound or to perform Purchaser's obligations hereunder or thereunder.

      4.3 Survival of Representations/Warranties. The representations and warranties contained in this Article 4 shall survive the Closing Date for a period of thirty-six (36) months; provided, however that the representations and warranties contained in Sections 4.1(a), (b), (c), (e) and (g)(i) and Sections 4.2(a), (b) and (c) and Section 4.4 shall survive indefinitely.

      4.4 Brokers. Each Party represents that no agent, broker, investment banker, financial advisor or other Person, is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

                                    ARTICLE 5

                                    COVENANTS

      5.1 Post-Closing Orders and Payments. From and after the Closing Date, subject to the terms of the Distribution Agreement, Seller shall promptly deliver to Purchaser any purchase orders for Products relating to the Territory received after the Closing and any payments received from Third Parties for Products purchased from Purchaser after the Closing, and refer all inquiries it shall receive with respect to the Products in the Territory, to Purchaser or its designee.

      5.2 Chargebacks. Following the Closing Date, Purchaser shall be responsible for all chargebacks, rebates and similar payments to wholesalers and other distributors for the Product sold in the Territory by or on behalf of Purchaser after the Closing Date; provided, however, that for a period following the Closing Date, all such chargebacks shall be administered in accordance with the Distribution Agreement. Notwithstanding the foregoing, Seller shall not renew, and/or shall terminate, any such government and commercial contracts with respect to the Product in the Territory following the Closing Date.

      5.3 Medicare, Medicaid and State Rebates. Seller shall be responsible for the processing, payment and handling of all government (federal or state) rebate programs related to the sale of Products labeled under Seller's or Galderma's (or any of their affiliate's) NDC codes. Purchaser shall be responsible for the processing, payment and handling of all government (federal or state) rebate programs related to the sale of Products labeled under Purchaser's (or its affiliate's) NDC codes.

      5.4 Returns Due to Product Expiration and Other Returns. Following the Closing Date, Seller shall be responsible for all liabilities attributable to any Product in the Territory returned within twelve (12) months after the Closing Date ("Returns"). After such twelve (12) month period, Purchaser shall be solely responsible for all such Returns, whether or not such Product was sold by Seller prior to the Closing Date.

      5.5 Net Sales and Earn-Out Obligations.

            (a) Statements and Payment. Within ninety (90) days after the end of each semi-annual period, Purchaser shall deliver to Seller a report setting forth for such calendar year the following information for the Products (each, an "Earn-Out Report"): (A) Net Sales of such Product and (B) the amount of Earn-Out Payments for such semi-annual period if any, due to Seller on account of sales of such Product. For clarity, the first semi-annual period during the Earn-Out term shall commence January 1, 2006 and ends on June 30, 2006. The Earn-Out Payment, if any, due on account of Net Sales of Products during a given semi-annual period shall be remitted by wire transfer in US dollars at the time of delivery to Seller of the Annual Report for such semi-annual period, to the credit of such bank account as shall be designated at least five (5) Business Days in advance by Seller in writing to Purchaser. The obligations of Purchaser under this Section 5.5(a) shall automatically terminate and be of no further force and effect from and after the date Purchaser delivers the Annual Report for the semi-annual period in which the Earn-Out Term ends.

            (b) Maintenance of Records. Purchaser shall maintain, and shall require its Affiliates and sublicensees to maintain, complete and accurate books and records in connection with the sale of Products hereunder consistent with United States generally accepted accounting principles, as necessary to allow the accurate calculation of the Contingent Purchase Price payments and Earn-Out Payments due to Seller. Such records shall be maintained for a period of at least three (3) years after the end of the semi-annual period in which they were generated.

      5.6 Audit. Once per calendar year during the Earn-Out Term, Seller shall have the right to engage an independent accounting firm, which shall have the right to examine in confidence the relevant Purchaser records as may be reasonably necessary to determine and/or verify the amount of Earn-Out Payments or Contingent Purchase Price payment due to Seller hereunder. An audit of the records for any given period must be conducted within one (1) year after the termination of such period and only one audit may be conducted with respect to a given period. Such examination shall be conducted and shall take place, and Purchaser shall make its records available, during normal business hours, after at least fifteen (15) days' prior written notice given to Purchaser by Seller, at the facility(ies) where such records are maintained. The independent accounting firm will prepare and provide to each Party a written report stating whether the Annual Reports submitted and Earn-Out Payments or Contingent Purchase Price payment, as applicable, made with respect to the period subject to the audit were correct or incorrect and the amounts of any discrepancies. In the event that it was ultimately determined that there was an underpayment by Purchaser hereunder, Purchaser shall promptly (but in no event later than thirty (30) days after its receipt of the independent auditor's report so concluding) make payment to Seller of any shortfall. In the event that it was ultimately determined that there was an overpayment by Purchaser hereunder, Seller shall promptly (but in no event later than thirty (30) days after Seller's receipt of the independent auditor's report so concluding) refund to Purchaser the excess amount. All costs of the audit, including the expenses of the independent accounting firm, shall be borne and promptly paid by Seller.

      5.7 Right of First Refusal. In the event that Seller or its Affiliates propose to grant rights to a Third Party to distribute the Product outside the Territory or license or otherwise divest rights to the Product outside the Territory (a "Proposed Transaction"), then Seller shall provide Purchaser written notice thereof prior to consummation of such Proposed Transaction together with a description of the terms of the Proposed Transaction. If, within fifteen (15) days after receipt of such notice, Purchaser notifies Seller in writing that Purchaser desires to enter into the Proposed Transaction on such terms, Purchaser and Seller shall negotiate definitive agreements to consummate such Proposed Transaction exclusively and in good faith for a period of sixty
(60) days from the date of Purchaser's notice. If the Parties are unable to mutually agree upon such definitive agreements for the Proposed Transaction within such sixty (60) day period, Seller shall be permitted to negotiate the Proposed Transaction with any Third Party. In the event that Seller negotiates terms of a Proposed Transaction (the "Final Terms") with a Third Party that are substantially equivalent to, or more favorable to the Third Party than, the terms last negotiated by Purchaser and rejected by Seller prior to the conclusion of the negotiations between Purchaser and Seller, Seller shall give written notice thereof to Purchaser together with a copy of such Final Terms. Upon receipt of such notice, Purchaser shall have thirty (30) days to accept the Proposed Transaction on the Final Terms via written notice to Seller. If Purchaser does not provide Seller written notice of its intent to consummate the Proposed Transaction on the Final Terms within such thirty (30) day period, Seller may consummate the Proposed Transaction on the Final Terms with the Third Party.

      5.8 Restrictions on Sale of Products. For a period of seven (7) years after the Closing Date (the "Non-Compete Period"), none of Seller or its Affiliates shall (a) research, develop, market, distribute or manufacture any other pharmaceutical product containing the API for sale within the Territory (collectively, a "Competitor Product") or (b) agree to research, develop, market, sell, distribute or manufacture a Competitor Product for any other Person for sale of such Competing Product by such other Person in the Territory.

      5.9 No Obligation to Supply. Notwithstanding the assignment to Purchaser of the Supply Agreement, Purchaser undertakes no obligation to supply Product to Seller for sale outside the Territory.

      5.10 Patent Prosecution and Maintenance.

            (a) Whenever Seller determines, at its sole discretion, not to file, or to discontinue prosecution, maintenance or extension of any patent or patent application related to the Assigned Patents including foreign counterpart patents and patent applications outside of the U.S. and Canada, Seller shall so notify Purchaser in writing at least sixty (60) days prior to such discontinuation, or such shorter time is as is reasonable under the circumstances, so that Purchaser can proceed to maintain such patent or application at Purchaser's option and expense and, at which point, and without further consideration, Seller shall facilitate at Purchaser's sole cost and expense, the assignment of such patent is to Purchaser; and

            (b) Seller shall use reasonable efforts to forward copies of any publication cited by Seller or an applicable foreign or international patent authority during prosecution of any patent application related to the Assigned Patents including foreign counterpart patent applications outside of the U.S. and Canada within thirty (30) days of citation of such publication.

      5.11 Trademarks. Under no circumstances will Seller or its Affiliates, or any licensee thereof, distribute products competitive with the Products under the SOLAGE trademark or any confusingly similar trademark in the Territory. Under no circumstances will Purchaser or its Affiliates, or any licensee thereof, distribute products competitive with the Products under the SOLAGE trademark or any confusingly similar trademark outside of the Territory.

                                    ARTICLE 6

                                 INDEMNIFICATION

      6.1 Indemnification by Seller. From and after the Closing Date, Seller shall reimburse and indemnify Purchaser, Purchaser's Affiliates, and their respective officers, directors, employees, legal representatives and agents in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

            (a) the Retained Liabilities;

            (b) subject to any disclosure in the Seller Disclosure Schedule, any misrepresentation or breach of warranty by Seller made or contained in this Agreement;

            (c) any failure of Seller to perform or observe any covenant or agreement to be performed or observed by Seller pursuant to this Agreement; and

            (d) any action or inaction of Seller with respect to the Products in the Territory or the Purchased Assets prior to the Closing Date except for Losses arising as a result of Liabilities expressly included in the Assumed Liabilities.

      6.2 Indemnification by Purchaser. From and after the Closing Date, Purchaser shall reimburse and indemnify Seller, Seller's Affiliates and their respective officers, directors, employees and agents in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

            (a) the Assumed Liabilities;

            (b) subject to any disclosure in the Purchaser Disclosure Schedule, any misrepresentation or breach of warranty by Purchaser made or contained in this Agreement;

            (c) any failure by Purchaser to duly perform or observe any covenant or agreement to be performed or observed by Purchaser pursuant to this Agreement; and

      6.3 Limitation of Liability.

            (a) The maximum aggregate liability of Seller under Sections 6.1(b) shall not exceed $5,000,000.

            (b) The maximum aggregate liability of Purchaser under Sections 6.2(b) shall not exceed $5,000,000.

      6.4 Procedures for Indemnification for Third Party Claims.

            (a) In the event of any claim or demand made by any Person who is not a Party to this Agreement (or an Affiliate thereof) ("Third Party Claim") which relates to circumstances under which, in accordance with Section 6.1 or 6.2, a Party (the "Indemnitor") may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder ("Indemnitee") will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

            (b) If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within sixty (60) days after receipt of written notice from the Indemnitee, under Section 6.4(a), of the commencement or assertion of any such Third Party Claim, to assume the defense thereof (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, for so long as the Indemnitor is conducting a good faith and diligent defense. Should the Indemnitor so elect to assume the defense of a Third Party Claim:

                  (i) the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel (which shall be reasonably satisfactory to the Indemnitor) to represent such Indemnitee with respect to the matters as to which a conflict of interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee;

                  (ii) the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor;

                  (iii) the Indemnitor and Indemnitee will promptly supply to the other copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the other informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee or Indemnitor, as applicable (including providing to the Indemnitee or Indemnitor, as applicable, on reasonable request updates and summaries as to the status thereof); and

                  (iv) all Indemnitees shall reasonably cooperate with the Indemnitor in the defense, and in the conduct of discussions for settlement, compromise or discharge, thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor).

            (c) If the Indemnitor does not elect to assume control of the defense thereof within the sixty (60) day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) Business Days notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

            (d) If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Losses (whether through settlement, compromise or discharge) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Liability in connection with such Third Party Claim; provided, however, that, without the Indemnitee's prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise or discharge, that provides for injunctive or other equitable or other nonmonetary relief affecting the Indemnitee, the Products in the Territory or the Purchased Assets. If the

Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by applicable
Law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld or delayed).

      6.5 Losses That Are Not Third Party Claims. Any claim on account of Losses which does not involve a Third Party Claim shall be asserted by reasonably prompt written notice (stating in reasonable detail, the basis of such claim and a reasonable estimate of the amount thereof) given by the Indemnitee to the Indemnitor from whom such indemnification is sought. For a period of sixty (60) days from and after receipt of the written notice, the Parties shall attempt in good faith to resolve such claim for indemnification. If the Parties are unable to resolve such claim, the Party seeking indemnification may thereafter pursue any and all remedies at its disposal to enforce said indemnification claim.

      6.6 Termination of Indemnification Obligations. The obligations of each Party to indemnify, defend and hold harmless the other Party and other Indemnitees pursuant to Sections 6.1(b) and 6.2(b) shall terminate when the applicable representation or warranty expires pursuant to Section 4.3; provided, however, that such obligations to indemnify, defend and hold the Indemnitee harmless shall not terminate with respect to any individual item as to which the Indemnitee shall have before the expiration of the survival period, made a claim by delivering a written notice (stating in reasonable detail the basis of such claim and a reasonable estimate of the amount thereof) to the Indemnitor.

            (a) Other Matters. In the event of payment in full by an Indemnitor to any Indemnitee in connection with any Third Party Claim, such Indemnitor will be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnitor in a reasonable manner, and at the cost and expense of such Indemnitor, in prosecuting any subrogated right or claim.

                                   ARTICLE 7

                               GENERAL PROVISIONS

      7.1 Payment of Transaction Expenses. All legal fees and other expenses incurred by Seller in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein will be borne by Seller whether or not the Closing shall have occurred. All legal fees and other expenses incurred by Purchaser in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein will be borne by Purchaser, whether or not the Closing shall have occurred.

      7.2 Taxes. Seller shall be responsible for and shall promptly pay all transfer (including transfer of goodwill), sales, registrations, withholdings and other Taxes and fees (other than fees paid or payable to attorneys, bankers, agents, consultants or other Third Parties engaged by or on behalf of Purchasers), if any, levied or imposed as a result of the consummation of the transactions contemplated by this Agreement, including any fees required in connection with filing any assignments, notification or registration with a Governmental Authority in order to effectuate the transfer of the Product Registrations and the Product Trademarks, Assigned Patents, but excluding any Taxes payable on any income or gain of Purchaser. If a withholding Tax is required by law to be paid on any sum due to Seller hereunder, Purchaser shall deduct such Tax from the payment to be made to Seller and remit such payment on Seller's behalf to the appropriate Governmental Authority. Purchaser shall provide Seller with all receipts and documentation relating to such withholding Tax. Seller and Purchaser hereby agree to cooperate with each other with respect to their complying with any tax obligations under tax regulations, especially with regard to the preparation of certifications of tax exemption or reimbursement relative to withholding taxes levied on payments to Seller pursuant to this Agreement. Seller shall have the right to appeal to the appropriate tax authority any such withholding and payments of any such tax. All charges including bank commissions for the Tax remittance shall be borne by Purchaser.

      7.3 Notices. Except as otherwise specifically provided herein, any notice or other documents to be delivered by a Party under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered mail, nationally recognized overnight courier or facsimile transmission (with confirmation of receipt) to a Party or delivered in person to a Party at the address or facsimile number set out below for such Party or such other address as the Party may from time to time designate by written notice to the other:

            If to Purchaser, to:

            Barrier Therapeutics, Inc.
            600 College Road East
            Suite 3200
            Princeton, New Jersey 08540
            Facsimile: (609) 945-1210
            Attn: Chief Commercial Officer

            with a copy to:

            Morgan, Lewis & Bockius LLP
            502 Carnegie Center
            Princeton, New Jersey 08540
            Facsimile: (609) 919-6701
            Attn: Denis Segota, Esq.

            If to Seller to:

            Moreland Enterprises Limited
            Helguera 2756
            C1417CQL Buenos Aires
            Argentina
            Facsimile: +54 (11) 4503-3258
            Attn: Jorge Braver
            with a copy to:

            Estudio Jait
            Parana 26, Piso 1 Of. A
            C1017AAB  Buenos Aires, Argentina
            Facsimile: 54-11-4382-4291
            Attn: Dr. Aldo Jait

Any such notice or other document shall be deemed to have been received by the addressee five (5) Business Days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery. Notwithstanding the foregoing, any notice given by facsimile shall also be sent by another means of delivery pursuant to this
Section 7.3.

      7.4 Entire Agreement. This Agreement and the other Transaction Documents embody and set forth the entire agreement and understanding of the Parties with respect to the subject matter herein and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained in this Agreement or the other Transaction Documents. The terms of the Transaction Documents shall supersede all previous oral or written agreements which may exist or have existed between the parties relating to the subject matter hereof and thereof.

      7.5 Confidentiality; Public Disclosures.

            (a) For the purposes of this Agreement, "Confidential Information" shall mean any information relating to the Purchased Assets, this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby (including information delivered to Purchaser prior to the date hereof in connection with the Products or the transactions contemplated herein); provided, however, that the Confidential Information shall not include any information which is in the public domain or becomes generally known through no wrongful act of the part of Seller.

            (b) No announcement or other disclosure, public or otherwise, concerning the Purchase Price or other material financial terms of this Agreement shall be made, either directly or indirectly, by any Party without first obtaining the written approval of the other Party and obtaining the agreement of the nature and text of such announcement or disclosure, such approval and agreement not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing:

                  (i) Each Party agrees that disclosures shall be made to the Securities and Exchange Commission ("SEC") and other Governmental Authorities and each Party agrees that it shall reasonably cooperate with the other with respect to all disclosures regarding this Agreement to such Governmental Authorities. Seller acknowledges that Purchaser shall file a copy of this Agreement with the SEC, together with any exhibits or schedules as Purchaser may choose to include.

                  (ii) The Parties shall be free to publicly disclose information contained in any materials that have been previously approved for public disclosure by the other Party, without further approvals from the other Party hereunder, to the extent there have been no material additions or changes thereto.

      7.6 Modifications and Amendments. This Agreement shall not be amended, modified, varied or supplemented except in writing signed a duly authorized representative of Seller, on the one hand, and Purchaser, on the other hand.

      7.7 Assignment. Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party shall be entitled, without the prior written consent of the other to assign its rights and obligations hereunder in connection with a merger or similar reorganization or the sale of all or substantially all of its assets. Any attempted assignment or delegation in contravention hereof shall be null and void. Subject to the foregoing, this Agreement and all rights and powers granted and obligations created hereby will bind and inure to the benefit of the Parties hereto and their respective successors and assigns.

      7.8 Headings, Interpretation. The headings used in this Agreement are for convenience only and are not a part of this Agreement nor affect the interpretation of any of its provisions.

      7.9 Independent Parties. This Agreement shall not be deemed to create any partnership, joint venture, amalgamation or agency relationship between the Parties. Each Party shall act hereunder as an independent contractor. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever.

      7.10 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York, without giving effect to the choice of law provisions thereof.

      7.11 Jurisdiction; Waiver of Jury Trial. Any legal action or proceeding with respect to this Agreement below shall be brought in the courts of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid court. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      7.12 Waiver. Neither the failure nor delay on the part of a Party to require the strict performance of any term, covenant or condition of this Agreement or to exercise any right or remedy available on a breach thereof shall constitute a waiver of any such breach or of any such term or condition. The consent to, or the waiver of, any breach, or the failure to require on any single occasion, the performance or timely performance of any term, covenant, or condition of this Agreement shall not be construed as authorizing any subsequent or additional breach and shall not prevent a subsequent enforcement of such term, covenant, or condition.

      7.13 Severability. In the event that any provision of this Agreement or the application thereof to any Party or circumstance shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, then (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to the Parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

      7.14 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

      7.15 No Third Party Beneficiaries. No Person other than Seller and Purchaser and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any term of this Agreement.

      7.16 Further Assurances. Each Party shall execute and deliver (and Seller shall cause its Affiliates to execute and deliver) such additional instruments and other documents and use (and Seller shall cause its Affiliates to use) all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law or reasonably requested by the other Party to consummate the transactions contemplated hereby or by the other Transaction Documents and to confirm and assure the transfer of the Purchased Assets to Purchaser or the grant of the Licenses granted in
Section 2.2.

      7.17 Certain Conventions. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require. The word "including" shall be deemed followed by "without limitation", "but not limited to" or words of similar meaning.

      7.18 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

      7.19 Bulk Sales Laws. The Parties hereby waive compliance with any UCC bulk sales or comparable statutory provisions of each applicable jurisdiction.

      7.20 Currency. Except as otherwise specifically stated herein, all payments and other amounts reflected herein shall be in US Dollars. In those cases where the amount due in US Dollars is calculated based upon one or more currencies other than US Dollars (including sales of Products in local currencies for the purpose of calculating the Earn-Out Payment hereunder), such amounts shall be converted to US Dollars using the daily average historical inter-bank exchange rate as published by OANDA on its worldwide website (www.oanda.com) for (i) each day of the month preceding the event requiring conversion for payments other than Earn-Out Payments and (ii) each day of the applicable calendar year for Earn-Out Payments.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be duly executed as of the date first above written.

                                          SELLER:

                                          MORELAND ENTERPRISES LIMITED


                                          By: /s/ Jorge Braver
                                            ------------------------------------
                                               Name: Jorge Braver
                                               Title: Attorney-in-Fact

                                          PURCHASER:

                                          BARRIER THERAPEUTICS, INC.

                                          By: /s/ Al Altomari
                                            ------------------------------------
                                                Name: Al Altomari
                                                Title: Chief Commercial Officer

                               SIGNATURE PAGE TO
                   PRODUCT ACQUISITION AND LICENSE AGREEMENT

                        Schedule 1.5: "Assigned Patents"

                 Patent                                                      Expiration
Country          Number      Filing Date    Legal Status   Issued Date          Date
-------          ------      -----------    ------------   -----------          ----
USA             5194247      24/07/1990     Issued         16/03/1993        16/03/2010

USA             5470567      25/10/1993     Issued         28/11/1995        28/11/2012

USA             6353029      24/08/2000     Issued         05/03/2002        24/08/2020

Canada          2022917      08/08/1990     Issued         18/04/1995        08/08/2010

Canada          2419877      03/08/2001     Pending                          03/08/2021

                     Schedule 1.36: "Product Domain Names"

www.solage.com

                     Schedule 1.39: "Product Registrations"

                                             First Registration       Current Registration
Country       Local Name                           Date                     Number
-------       ----------                           ----                     ------
Canada        SOLAGE                         17-JAN-2001              02243257

USA           SOLAGE (mequinol, 2%           10-DEC-1999              NDA 20-922
              tretinoin, 0.01%) Topical
              Solution

               Schedule 1.40 : "Product Regulatory Documentation"

-     All communication with the FDA regarding IND 40,038 and NDA 20-922

-     All communication with Health Canada regarding DIN 02243257

                     - Schedule 1.42 : "Product Trademarks"

Trademark:              SOLAGE
Country:                USA
Classes:                5
Status:                 Registered
App. Number:            76366718
App. Date:              31-JAN-2002
Reg. Number:            2744436
Reg. Date:              29-JUL-2003
Expir. Date:            29-JUL-2013

Trademark:              SOLAGE
Country:                USA
Classes:                5
Status:                 Registered
App. Number:            75607704
App. Date:              15-DEC-1998
Reg. Number:            2672463
Reg. Date:              07-JAN-2003
Expir. Date:            07-JAN-2013

Trademark:              SOLAGE
Country:                Canada
Status:                 Registered
App. Number:            899999
App. Date:              16-DEC-1998
Reg. Number:            TMA577653
Reg. Date:              19-MAR-2003
Expir. Date:            19-MAR-2018

Trademark:              SOLAGE  with accent (solage)
Country:                Canada
Status:                 Registered
App. Number:            1142172
App. Date:              29-MAY-2002
Reg. Number:            TMA596392
Reg. Date:              03-DEC-2003
Expir. Date:            03-DEC-2018